Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of CarLotz, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CarLotz, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 15, 2021
We have served as the Company’s auditor since 2020.

CarLotz, Inc. and Subsidiaries — Consolidated Balance Sheets
December 31, 2020 and 2019
(In thousands, except share data)
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$2,208	$3,214
Restricted cash	605	888
Marketable securities – at fair value	1,032	—
Accounts receivable, net	4,132	3,256
Inventories	11,202	7,625
Other current assets	6,679	234
Total Current Assets	25,858	15,217
Property and equipment, net	1,868	631
Lease vehicles, net	173	444
Other assets	299	343
Total Assets	$28,198	$16,635
Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit)
Current Liabilities:
Long-term debt, current	$6,370	$2,825
Floor plan notes payable	6,039	6,739
Accounts payable	6,283	2,134
Accrued transaction expenses	6,052	—
Accrued expenses	3,563	1,576
Accrued expenses – related party	5,082	3,102
Other current liabilities	256	434
Total Current Liabilities	33,645	16,810
Long-term debt, less current portion	2,999	—
Redeemable convertible preferred stock tranche obligation	2,832	3,755
Other liabilities	1,959	931
Total Liabilities	41,435	21,496
Commitments and Contingencies (Note 17)	—	—
Redeemable Convertible Preferred Stock:
Series A Preferred Stock $0.001 stated value; authorized 3,052,127 shares; issued and outstanding 2,034,751 shares; aggregate liquidation preference of approximately $37,114 and $34,300 as of December 31, 2020 and 2019, respectively	17,560	17,560
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; authorized 7,600,000 shares, issued 3,869,118 shares, and outstanding 3,716,526 shares	4	4
Additional paid-in capital	4,721	6,560
Accumulated deficit	(34,037)	(27,485)
Accumulated other comprehensive income	15	—
Treasury stock, $0.001 par value; 152,592 shares	(1,500)	(1,500)
Total Stockholders’ Equity (Deficit)	(30,797)	(22,421)
Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$28,198	$16,635
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Operations
Years Ended December 31, 2020, 2019, and 2018
(In thousands, except per share and share data)
	2020	2019	2018
Revenues:
Retail vehicle sales	$104,253	$90,382	$53,448
Wholesale vehicle sales	9,984	8,454	3,153
Finance and insurance, net	3,898	3,117	1,608
Lease income, net	490	533	142
Total Revenues	118,625	102,486	58,351
Cost of sales (exclusive of depreciation)	107,369	93,780	52,708
Gross Profit	11,256	8,706	5,643
Operating Expenses:
Selling, general and administrative	17,552	18,305	11,661
Depreciation expense	341	504	338
Management fee expense – related party	215	250	250
Total Operating Expenses	18,108	19,059	12,249
Loss from Operations	(6,852)	(10,353)	(6,606)
Interest Expense	518	651	466
Other Income (Expense), net
Management fee income – related party	—	—	127
Change in fair value of warrants liability	(14)	24	(2)
Change in fair value of redeemable convertible preferred stock tranche obligation	923	(1,396)	(272)
Other income (expense)	(81)	(291)	662
Total Other Income (Expense), net	828	(1,663)	515
Loss Before Income Tax Expense	(6,542)	(12,667)	(6,557)
Income Tax Expense	10	11	3
Net Loss	$(6,552)	$(12,678)	$(6,560)
Redeemable convertible preferred stock dividends (undeclared and cumulative)	(1,884)	(1,579)	(1,014)
Net loss attributable to common stockholders	$(8,436)	$(14,257)	$(7,574)
Net loss per share attributable to common stockholders, basic and diluted	$(2.27)	$(3.84)	$(2.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,716,526	3,716,526	3,716,526
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2020, 2019, and 2018
(In thousands, except per share and share data)
	2020	2019	2018
Net loss	$(6,552)	$(12,678)	$(6,560)
Other comprehensive income, net of tax:
Unrealized gains on marketable securities arising during the period	16	—	—
Tax effect	—	—	—
Unrealized gains on marketable securities arising during the period, net of tax	16	—	—
Reclassification adjustment for realized losses	(1)	—	—
Tax effect	—	—	—
Reclassification adjustment for realized losses, net of tax	(1)	—	—
Other Comprehensive Income, net of tax	15	—	—
Total Comprehensive Income	$(6,537)	$(12,678)	$(6,560)
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Redeemable
Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Years Ended December 31, 2020, 2019, and 2018
(In thousands, except share data)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock		Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount				Shares	Amount
Balance January 1, 2018	1,220,851	$8,670	3,869,118	$4	$8,889	$(8,247)	$—	(152,592)	$(1,500)	$(854)
Net loss	—	—	—	—	—	(6,560)	—	—	—	(6,560)
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,014)	—	—	—	—	(1,014)
Stock-based compensation expense	—	—	—	—	151	—	—	—	—	151
Balance December 31, 2018	1,220,851	$8,670	3,869,118	$4	$8,026	$(14,807)	$—	(152,592)	$(1,500)	$(8,277)
Net loss	—	—	—	—	—	(12,678)	—	—	—	(12,678)
Redeemable convertible preferred stock issuance	813,900	8,890	—	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,579)	—	—	—	—	(1,579)
Stock-based compensation expense	—	—	—	—	113	—	—	—	—	113
Balance December 31, 2019	2,034,751	$17,560	3,869,118	$4	$6,560	$(27,485)	$—	(152,592)	$(1,500)	$(22,421)
Net loss	—	—	—	—	—	(6,552)	—	—	—	(6,552)
Other comprehensive income, net of tax	—	—	—	—	—	—	15	—	—	15
Accrued dividends on redeemable convertible preferred stock	—	—	—	—	(1,884)	—	—	—	—	(1,884)
Stock-based compensation expense	—	—	—	—	45	—	—	—	—	45
Balance December 31, 2020	2,034,751	$17,560	3,869,118	$4	$4,721	$(34,037)	$15	(152,592)	$(1,500)	$(30,797)
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Cash Flows
Years Ended December 31, 2020, 2019, and 2018
(In thousands, except share data)
	2020	2019	2018
Cash Flow from Operating Activities
Net loss	$(6,552)	$(12,678)	$(6,560)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation – property and equipment	195	260	253
Depreciation – lease vehicles	146	244	85
Loss on disposition of property and equipment	—	321	—
Gain on sale of lease vehicles	—	—	(16)
Provision for doubtful accounts	40	(14)	(30)
Share-based compensation expense	45	113	151
Gain on marketable securities	(36)	—	—
Change in fair value of warrants liability	14	(24)	2
Amortization of debt issuance costs	14	—	—
Amortization of warrant liability	11	—	—
Change in fair value of redeemable convertible preferred stock tranche obligation	(923)	1,396	272
Other	—	—	(599)
Change in Operating Assets and Liabilities:
Accounts receivable	(916)	(830)	(706)
Inventories	(3,333)	2,883	(4,810)
Other current assets	(6,445)	(6)	48
Other assets	44	(38)	(164)
Accounts payable	4,149	1,392	223
Accrued expenses and transaction expenses	8,039	525	133
Accrued expenses – related party	96	172	(9)
Other current liabilities	(178)	229	20
Other liabilities	998	582	(54)
Net Cash Used in Operating Activities	(4,592)	(5,473)	(11,761)
Cash Flows from Investing Activities
Cash related to consolidation of Orange Grove	—	—	5
Purchase of property and equipment	(154)	(235)	(474)
Proceeds from sale of lease vehicles	—	—	119
Purchase of lease vehicles	(92)	(252)	(12)
Purchase of marketable securities	(1,049)	—	—
Proceeds from sales of marketable securities	68	—	—
Net Cash Used in Investing Activities	(1,227)	(487)	(362)
Cash Flows from Financing Activities
Issuance of redeemable convertible preferred stock, net	—	7,988	—
Payments made on long-term debt	(9)	(8)	(4)
Borrowings on long-term debt	5,249	3,000	—
Payments of debt issuance costs	(10)	(112)	—
Payments on floor plan notes payable	(24,948)	(41,711)	(24,567)
Borrowings on floor plan notes payable	24,248	39,753	29,171
Payments made on promissory note	—	(418)	(97)
Net Cash Provided by Financing Activities	4,530	8,492	4,503
See notes to consolidated financial statements.

	2020	2019	2018
Net Change in Cash and Cash Equivalents and Restricted Cash	(1,289)	2,532	(7,620)
Cash and cash equivalents and restricted cash, beginning	4,102	1,570	9,190
Cash and cash equivalents and restricted cash, ending	$2,813	$4,102	$1,570
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$346	$684	$436
Supplementary Schedule of Non-cash Investing and Financing Activities:
Purchases of property under capital lease obligations	$1,305	$—	$—
Transfer from property and equipment to inventory	$27	$53	$26
Transfer from lease vehicles to inventory	$217	$295	$—
Redeemable convertible preferred stock distributions accrued	$1,884	$1,579	$1,014
Purchase of property and equipment with long-term debt	$—	$—	$21
Promissory note based on consolidation of Orange Grove	$—	$—	$515
Issuance of common stock warrants	$15	$72	$—
Settlement of redeemable convertible preferred stock tranche obligation	$—	$(902)	$—
See notes to consolidated financial statements.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 1 — Description of Business
CarLotz, Inc. and its wholly-owned subsidiaries (collectively, the “Company”) is a used vehicle consignment and automotive retailer company based in Richmond, Virginia. The Company offers an innovative and one-of-a-kind consumer and commercial used vehicle consignment and sales business model, with an online marketplace and ten retail hub locations throughout the United States, including in Florida, Illinois, North Carolina, Texas, Virginia and Washington.
CarLotz, Inc. was formed as a Delaware corporation and commenced operations in 2011.
Subsidiaries are consolidated when the parent is deemed to have control over the subsidiaries’ operations. Investments in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for using the equity method.
Unless the context otherwise requires, references to “we,” “us,” “our,” and the “Company” refer to Former CarLotz and its consolidated subsidiaries prior to the consummation of the Merger. See Note 23 — Subsequent Events for additional detail on the Acamar Partners Acquisition Corp. Merger.
Subsidiary Operations
CarLotz, Inc. owns 100% of Orange Grove Fleet Solutions, LLC (a Virginia LLC), 100% of Orange Peel Protection Reinsurance Co. Ltd. (a Turks and Caicos Islands, British West Indies company) and 100% of Orange Peel LLC (a Delaware LLC), which owns 100% of Orange Peel Reinsurance, Ltd. (a Turks and Caicos Islands, British West Indies company).
Orange Grove Fleet Solutions, LLC (“Orange Grove”)
Orange Grove is primarily engaged in the leasing of fleet vehicles to commercial customers and was originally established as a joint venture with a third party to expand Orange Grove’s products to the Company’s customer base.
On September 13, 2018, Orange Grove redeemed the 80% membership interest of its majority member (the “redemption”). Prior to the redemption, CarLotz, Inc. had a 20% membership interest in Orange Grove and accounted for its investment using the equity method. As a result of the redemption, CarLotz, Inc. became the sole member of Orange Grove. Accordingly, CarLotz, Inc. accounted for the redemption as a business combination (step-acquisition with no consideration transferred) using the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805 Business Combinations. The net assets acquired and liabilities assumed as of September 13, 2018 were not material. In accordance with ASC 805, the Company remeasured its 20% membership interest in Orange Grove at its acquisition date fair value and used the acquisition date fair value of its remeasured interest in determining the fair value of the consideration transferred when applying the acquisition method of accounting. The result of the remeasurement and application of acquisition method of accounting was an immaterial gain on the transaction that is recorded in Other income (expense) in the consolidated statements of operations. Subsequent to the redemption of the majority member interest, CarLotz, Inc. consolidated Orange Grove.
The results of operations of Orange Grove since September 13, 2018 are included in the Company’s consolidated statements of operations. The revenues and results of operations attributable to Orange Grove for the period from the date of acquisition, September 13, 2018, through December 31, 2018 were immaterial. The impact on the Company’s revenues and net loss for purposes of pro forma statements of operations for the year ended December 31, 2018 were immaterial.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Principles of Consolidation
The consolidated financial statements include the accounts of CarLotz, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.
Estimating the change in fair value of the liability for stock warrants requires determining both the fair value valuation model to use and inputs to the valuation model. The stock warrants liability is valued using the Black Scholes pricing model, which is a commonly used valuation model for this type of financial instrument. Inputs that have a significant effect on the stock warrants liability valuation include the expected life of the stock warrants, the fair value per share of the Company’s common stock, volatility of the Company’s common stock fair value and related dividend yield. See Note 5 — Fair Value of Financial Instruments and Note 11 — Long-term Debt for additional detail.
The fair value of the obligation to purchase future tranches of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) was estimated by utilizing the Black Scholes pricing model and included the impact of the lack of marketability of the instruments. The key inputs for the fair value measurement include the fair value per share of the Company’s Series A Preferred Stock, expected volatility, the remaining years to liquidity and the risk-free interest rate. The most significant input impacting the fair value of the Series A Preferred Stock tranche obligation is the fair value of the Series A Preferred Stock as of each remeasurement date. The determination of the fair value per share of the redeemable convertible preferred stock is estimated by taking into consideration the most recent sales of redeemable convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. As a private company, there was a lack of Company-specific historical and implied volatility information of the Company’s Series A Preferred Stock. Therefore, estimates of expected stock volatility are based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the obligations. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining years to liquidity. See Note 5 — Fair Value of Financial Instruments and Note 18 — Redeemable Convertible Preferred Stock for additional detail.
Beginning in the first quarter of 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. The outbreak is disrupting supply chains and impacting production and sales across a wide range of industries. The full economic impact of this pandemic has not been determined, including the impact on the Company’s suppliers, customers, and credit markets. Due to the evolving and uncertain nature of COVID-19, it is reasonably possible that it could materially impact the Company’s estimates, particularly those noted above that require consideration of forecasted financial information, in the near to medium term. The ultimate impact will depend on numerous evolving factors that the Company may not be able to accurately predict, including the duration and extent of the pandemic, the impact of federal, state, local, and foreign governmental actions, consumer behavior in response to the pandemic and other economic and operational conditions the Company may face.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments that are due on demand or have a remaining maturity of three months or less at the date of purchase. The Company places its cash with financial institutions and has balances that generally exceed federally insured amounts.
Restricted Cash
As of December 31, 2020 and 2019, restricted cash was approximately $605 and $888, respectively. The restricted cash is legally and contractually restricted as collateral for two letters of credit issued on behalf of CarLotz, Inc. and of the reinsurance subsidiaries for the payment of claims.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Marketable Securities
The Company’s reinsurance subsidiaries invest excess cash in marketable securities in the ordinary course of conducting their operations and maintain a portfolio of marketable securities primarily comprised of equity and fixed income debt securities. The Company’s investments in marketable securities are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses related to changes in the fair value of equity securities are recognized in other income (expense) in the Company’s consolidated statements of operations. Unrealized gains and losses related to changes in the fair value of available-for-sale debt securities are recognized in Accumulated Other Comprehensive Income in the Company’s consolidated balance sheets. Changes in the fair value of available-for-sale debt securities impact the Company’s net income only when such debt securities are sold or when other-than-temporary impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis and are recognized on the trade date.
Management determines the appropriate classification of its investments at the time of purchase and re-evaluates the designations at each balance sheet date. The Company may sell certain of the Company’s marketable debt securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and duration management. The Company reviews its fixed maturity debt securities on a regular basis to evaluate whether or not any security has experienced an other-than-temporary decline in fair value. The Company considers factors such as the length of time and extent to which the market value has been less than the cost, the financial condition and near-term prospects of the issuer and the Company’s intent to sell, or whether it is more likely than not the Company will be required to sell the debt security before recovery of the investment’s amortized cost basis. If the Company believes that an other-than-temporary decline exists in one of these debt securities, the Company will write down these debt securities to fair value through earnings.
Accounts Receivable, Net
Accounts receivable consist primarily of contracts in transit that represent amounts due from financial institutions on retail installment contracts from retail vehicle sales, and also includes receivables related to wholesale vehicle sales.
Concentration of Credit Risk
Concentrations of credit risk with respect to accounts receivables are limited due to the large diversity and number of customers comprising the Company’s customer base.
Inventories
All inventories, which are comprised of vehicles and parts held for sale, are reported at the lower of cost or net realizable value. Cost of vehicle inventory is determined on a specific identification basis. Vehicles held on consignment are not recorded in the Company’s inventory balance, as title to those vehicles, and, therefore control of the vehicle, remain with the consignors until a customer purchases the vehicle and the vehicle is delivered.
Property and Equipment
Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Property held under capital leases are stated at the present value of minimum lease payments less accumulated amortization. Property held under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciation on owned property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Leasehold Improvements	Lesser of 15 years or underlying lease terms
Equipment, Furniture and Fixtures	1 – 5 years
Corporate Vehicles	5 years
Lease Vehicles, net
The Company leases vehicles to customers with lease terms that are typically 1 — 4 years. The leases are accounted for as operating leases. Lease income is recorded on a straight line basis over the period the vehicle is rented. Depreciation on the lease vehicles is calculated using the straight-line method over the estimated useful life.
Reinsurance — Deferred Acquisition Costs
The Company defers certain costs of acquiring new contracts. These costs are limited to incremental direct costs that result from the successful acquisition of new contracts and would not have been incurred, had the acquisition of the contract not occurred. Deferred acquisition costs (“DAC”) consist primarily of amounts paid for ceding fees and premium taxes and are amortized over the term of the contracts in relation to premiums earned. Acquisition costs that do not result in the successful acquisition of new contracts, or that would have been incurred even if a new contract was not acquired, are expensed as incurred. DAC are included in other assets on the consolidated balance sheets.
Floor Plan Notes Payable
The Company classifies notes payable for inventory purchased as “Floor plan notes payable” on the accompanying consolidated balance sheets. The Company presents borrowings and repayments on Floor plan notes payable within Cash flows from financing activities on the consolidated statements of cash flows because the Company uses a third-party lender for its floor plan financing arrangement.
Classification and Accretion of Redeemable Convertible Preferred Stock
The Company has classified its Series A Preferred Stock outside of stockholders’ equity (deficit) because the shares contained certain redemption features that were not solely within the control of the Company. Costs incurred in connection with the issuance of Series A Preferred Stock, as well as the recognition of the redeemable convertible preferred stock tranche obligation, are recorded as a reduction of gross proceeds from issuance. The Series A Preferred Stock was not redeemable as of the periods of these financial statements because while the holders of the Series A Preferred Stock had the power to direct the Company’s actions through its control of the Company’s board of directors, the deemed liquidation provision is considered a substantive condition that was contingent on the identification of a market participant willing to purchase the Company’s assets for consideration in an amount sufficient to distribute the redemption amount to the holders of the Series A Preferred Stock. Since the Series A Preferred Stock was not currently redeemable and it was not currently probable that it would become redeemable because a change of control feature is not considered probable until the change of control actually occurs, the net carrying value of Series A Preferred Stock was not accreted to its redemption value. See Note 18 — Redeemable Convertible Preferred Stock for additional details.
Reinsurance — Contract Reserves
The Company sells certain finance and insurance contracts that are underwritten by third parties. The Company, through its reinsurance subsidiaries, reinsures those contracts, thereby assuming the risk of loss on the underlying insurance contracts. The Company establishes insurance reserves in accordance with ASC 944, Financial Services — Insurance. These amounts are recorded as Other liabilities on the consolidated balance sheets.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Contract Reserves
Subsequent to the sale of a vehicle to a customer, the Company sells the related retail installment contracts to financial institutions on a non-recourse basis. The Company receives commissions from the financial institutions for these sales. The Company also receives commissions from other third-party providers for the arrangement of the sale of other products such as guaranteed vehicle protection insurance. The Company is subject to future chargebacks in the event of an early contract termination or payoff by customers. A reserve for future amounts estimated to be charged back is recorded as a reduction of Finance and insurance, net in the consolidated statements of operations, at the time of sale. The chargeback reserve is estimated based on the Company’s historical chargeback results and is recorded in Other liabilities on the consolidated balance sheets.
Legal Contingencies
The Company is involved in various claims and legal proceedings that arise in the normal course of business. The Company records an accrual for legal contingencies when it determines that it is probable that it has incurred a liability and it can reasonably estimate the amount of the loss. See Note 17 — Commitments and Contingencies for additional details.
Fair Value Measurements
Fair value as defined under U.S. GAAP is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:
Level 1:
Observable inputs such as quoted prices in active markets.

Level 2:
Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3:
Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and affects how the measurement is classified within the fair value hierarchy levels. See Note 5 — Fair Value of Financial Instruments for additional information.
Revenues
The Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the retail and wholesale vehicle sales customer when the title is delivered to the customer, who then assumes control of the vehicle.
Cost of Sales
Cost of sales includes the cost to acquire used vehicles and the related reconditioning costs to prepare the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs, and other costs such as mechanical inspection, vehicle preparation supplies and repair costs. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.
Sales Tax
The Company collects and remits sales tax on vehicle sales and sales of parts. Sales tax collected is not included in revenues and remittances are not included in cost of sales. Sales tax collected is recorded as a liability, with the liability relieved upon remittance of payments to tax authorities.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Selling, General, and Administrative Expenses
Selling, general and administrative expenses primarily include compensation and benefits, advertising, facilities cost, technology expenses, logistics, and other administrative expenses. Advertising costs are expensed as incurred and were $3,199, $3,803, and $1,871 for the years ended December 31, 2020, 2019, and 2018, respectively.
Equity-Based Compensation
The Company classifies equity-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Both equity and liability awards are measured based on the fair value of the award at the grant date, however, liability awards are then re-measured to fair value each reporting period. The Company recognizes equity-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of equity-based compensation is recognized. If the award is deemed probable of being earned, related equity-based compensation is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of equity-based compensation recognized will also change. See Note 19 — Stock-Based Compensation Plan for additional information on equity-based compensation.
Redeemable Convertible Preferred Stock Tranche Obligation
The Company classified the Series A Preferred Stock tranche obligations for the future purchase, and option to purchase, three additional tranches of Series A Preferred Stock (See Note 5 — Fair Value of Financial Instruments and Note 18 — Redeemable Convertible Preferred Stock for additional detail) as a liability on its consolidated balance sheets as the Series A Preferred Stock tranche obligations were freestanding financial instruments that required the Company to transfer equity instruments upon future closings of the Series A Preferred Stock. The Series A Preferred Stock tranche obligations were initially recorded at fair value upon the date of issuance and were subsequently remeasured to fair value at each reporting date. Changes in the fair value of the Series A Preferred Stock tranche obligation were recognized as a component of Other Income (Expense), net in the consolidated statements of operations. Changes in the fair value of the second Series A Preferred Stock tranche obligations were recognized until the tranche obligations were fulfilled in the first and second quarter of 2019.
Income Tax
Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), contract expenses, and certain accrued expenses. Deferred tax assets and liabilities represent future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. A valuation allowance has been established for all deferred tax assets because the Company has incurred cumulative losses in recent years and the Company has not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if the Company determines it is more likely than not that the deferred tax assets will be realized, the valuation allowance may be reduced, and an income tax benefit recorded.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers its Series A Preferred Stock to be participating securities. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. However, net loss is not allocated to the Series A Preferred Stock as the holders of the Company’s Series A Preferred Stock did not have a contractual obligation to share in the Company’s losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Net loss attributable to common stockholders is calculated by adjusting the net loss for the accrual of cumulative and undeclared dividends on Series A Preferred Stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for all potentially dilutive common stock equivalents outstanding during the period. Potentially dilutive securities consisted of Series A Preferred Stock, stock options, warrants, and convertible notes payable. Since the Company has reported net losses for all periods presented, the Company has excluded all potentially dilutive securities from the calculation of the diluted net loss per share attributable to common stockholders as their effect is antidilutive and accordingly, basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. (See Note 21 — Net Loss Per Share Attributable to Common Stockholders for additional detail)
Segments
The Company’s chief operating decision maker (“CODM”) is its chief executive officer. The Company derives its revenue primarily from sales of automobiles via retail and wholesale channels. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company determined that it has one reportable segment.
Adoption of New Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, and early adoption is permitted. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company adopted ASU 2018-13 on January 1, 2020 and the adoption of this standard did not have a material impact on the consolidated financial statements or related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal — Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2018-15 on January 1, 2020 for annual periods and the adoption of this standard did not have a material impact on the consolidated financial statements or related disclosures.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810), Targeted Improvements to Related Party Guidance for Variable Interest Entities, which addresses the cost and complexity of financial reporting associated with consolidation of variable interest entities (“VIE”). ASU 2018-17 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. The new guidance must be applied on a retrospective basis as a cumulative-effect adjustment as of the date of adoption. The Company adopted ASU-2018-17 on January 1, 2020 and the adoption of this standard did not have a material impact on the consolidated financial statements or related disclosures because the Company does not currently have any indirect interests through related parties under common control for which it receives decision making fees.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While the Company expects the adoption of this standard to result in an increase to the reported assets and liabilities, it has not yet determined the full impact the adoption of this standard will have on its financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to the consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of this standard to the consolidated financial statements.
Note 3 — Revenue Recognition
Disaggregation of Revenue
The significant majority of the Company’s revenue is from contracts with customers related to the sales of vehicles. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. The Company has determined that these categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The tables below include disaggregated revenue under ASC 606:
	2020
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$104,253	$—	$104,253
Wholesale vehicle sales	9,984	—	9,984
Finance and insurance, net	3,898	—	3,898
Lease income, net	—	490	490
Total Revenues	$118,135	$490	$118,625
	2019
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$90,382	$—	$90,382
Wholesale vehicle sales	8,454	—	8,454
Finance and insurance, net	3,117	—	3,117
Lease income, net	—	533	533
Total Revenues	$101,953	$533	$102,486
	2018
	Vehicle Sales	Fleet Management	Total
Retail vehicle sales	$53,448	$—	$53,448
Wholesale vehicle sales	3,153	—	3,153
Finance and insurance, net	1,608	—	1,608
Lease income, net	—	142	142
Total Revenues	$58,209	$142	$58,351
The following table summarizes revenues and cost of sales for retail and wholesale vehicle sales for the years ended December 31, 2020, 2019, and 2018:
	2020	2019	2018
Retail vehicles:
Retail vehicle sales	$104,253	$90,382	$53,448
Retail vehicle cost of sales	96,983	84,534	48,523
Gross Profit – Retail Vehicles	$7,270	$5,848	$4,925
Wholesale vehicles:
Wholesale vehicle sales	$9,984	$8,454	$3,153
Wholesale vehicle cost of sales	10,386	9,246	4,185
Gross Profit – Wholesale Vehicles	$(402)	$(792)	$(1,032)
Retail Vehicle Sales
The Company sells used vehicles to retail customers through its several retail hub locations. The transaction price for used vehicles is a fixed amount as set forth in the customer contract, and the revenue recognized by the Company is inclusive of the agreed upon transaction price and any service fees. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
vehicles represent noncash consideration that the Company measures at estimated fair value of the vehicle received on trade. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle.
The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.
The Company’s return policy allows customers to initiate a return during the first three days or 500 miles after delivery, whichever comes first. A return reserve is estimated based on the Company’s historical activity and is recorded in Other liabilities in the consolidated balance sheets.
Wholesale Vehicle Sales
The Company sells wholesale vehicles primarily through auction as wholesale vehicles often do not meet the Company’s standards for retail vehicle sales. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the customer.
Finance and Insurance, net
The Company provides customers with options for financing, insurance, and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by a holder of Series A Preferred Stock. All other services are provided by third-party vendors and the Company has agreements with each of these vendors giving the Company the right to offer such services.
When a customer selects a service from these third-party vendors, the Company earns a commission based on the actual price paid or financed. The Company concluded that it is an agent for these transactions because it does not control the service before they are transferred to the customer. Accordingly, the Company recognizes finance and insurance revenue at the point in time when the customer enters into the contract.
Note 4 — Marketable Securities
The Company began investing in debt securities with fixed maturities and equity securities during February 2020.
The following table summarizes amortized cost, gross unrealized gains and losses, and estimated fair values of the Company’s investments in fixed maturity debt securities, as of December 31, 2020:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed Maturity Debt Securities
U.S. Treasuries	$240	$6	$—	$246
Corporates	261	5	(1)	265
U.S. states, territories, and political subdivisions	141	5	—	146
Total Fixed Maturity Debt Securities	$642	$16	$(1)	$657
The amortized cost and estimated fair value of the Company’s fixed maturity debt securities as of December 31, 2020 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
	Amortized Cost	Estimated Fair Value
Due in one year or less	$77	$78
Due after one year through five years	379	388
Due after five years through ten years	186	191
Total	$642	$657
The following table summarizes the Company’s gross unrealized losses in fixed maturity debt securities as of December 31, 2020:
	Less Than 12 Months		12 Months or more		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Fixed maturity debt securities:
Corporate Bonds	$39	$(1)	$—	$—	$39	$(1)
Total Fixed Maturity Debt Securities	$39	$(1)	$—	$—	$39	$(1)
Unrealized losses shown in the table above are believed to be temporary. Fair value of investments in fixed maturity debt securities change are based primarily on market rates. At December 31, 2020, the Company’s fixed maturity portfolio had no securities with gross unrealized losses that were in excess of 12 months and 2 securities with gross unrealized losses totaling $1 that were less than 12 months. No single issuer had a gross unrealized loss position greater than $325 (actual), or 1.6%, of its amortized cost.
The following table summarizes cost and estimated fair values of the Company’s investments in equity securities, as of December 31, 2020:
	Cost	Estimated Fair Value
Equity securities	$335	$375
Proceeds from sales and maturities, gross realized gains, gross realized losses, and net realized gains (losses) from sales and maturities of fixed maturity debt securities for the year ended December 31, 2020 consist of the following:
	Proceeds	Gross Realized Gains	Gross Realized Losses	Net Realized (Losses)
Fixed maturity debt securities	$18	$—	$—	$—
Equity securities	50	1	(2)	(1)
Total Marketable Securities	$68	$1	$(2)	$(1)
Note 5 — Fair Value of Financial Instruments
Items Measured at Fair Value on a Recurring Basis
As of December 31, 2020 and December 31, 2019, the Company held certain assets and liabilities that were required to be measured at fair value on a recurring basis.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following tables are summaries of fair value measurements and hierarchy level as of December 31, 2020 and 2019:
	2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$405	$—	$—	$405
Equity securities	375	—	—	375
Fixed maturity debt securities	246	411	—	657
Total Assets:	1,026	411	—	1,437
Liabilities:
Redeemable convertible preferred stock tranche obligation	—	—	2,832	2,832
Stock warrants liability	—	—	144	144
Total Liabilities:	$—	$—	$2,976	$2,976
	2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$688	$—	$—	$688
Liabilities:
Redeemable convertible preferred stock tranche obligation	—	—	3,755	3,755
Stock warrants liability	—	—	115	115
Total Liabilities:	$—	$—	$3,870	$3,870
Money market funds consist of highly liquid investments with original maturities of three months or less and classified in restricted cash in the accompanying consolidated balance sheets.
The Company recognizes transfers between the levels as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between the levels during the years ended December 31, 2020 and 2019.
The following tables set forth a summary of changes in the estimated fair value of the Company’s Level 3 redeemable convertible preferred stock tranche obligation and Level 3 stock warrants liability for the years ended December 31, 2020 and 2019:
Year-ended December 31, 2020	January 1,	Issuances	Settlements	Change in Fair Value	December 31,
Redeemable convertible preferred stock tranche obligation	$3,755	$—	$—	$(923)	$2,832
Stock warrants liability	115	15	—	14	144
Total	$3,870	$15	$—	$(909)	$2,976
Year-ended December 31, 2019	January 1,	Issuances	Settlements	Change in Fair Value	December 31,
Redeemable convertible preferred stock tranche obligation	$3,261	$—	$(902)	$1,396	$3,755
Stock warrants liability	67	72	—	(24)	115
Total	$3,328	$72	$(902)	$1,372	$3,870

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The fair value of the obligation to purchase future tranches of Series A Preferred Stock was estimated by utilizing the Black Scholes pricing model. The inputs into the Black Scholes pricing model included significant unobservable inputs. The table below summaries the significant inputs used when valuing the redeemable convertible preferred stock tranche obligation as of December 31, 2020 and 2019:
	2020	2019
Expected volatility	65.00%	45.00%
Expected dividend yield	0.00%	0.00%
Expected term (in years)	4 years	5 years
Risk-free interest rate	0.27%	1.69%
Marketability discount	60.00%	50.00%
Fair Value of Financial Instruments Not Measured at Fair Value on a Recurring Basis
The carrying amounts of restricted cash, accounts receivable, and accounts payable approximate fair value because their respective maturities are less than three months. The carrying value of the floor plan notes payable outstanding as of December 31, 2020 and December 31, 2019 approximates its fair value due to its variable interest rate determined to approximate current market rates. The convertible note payable was issued on December 20, 2019 and was entered into at prevailing interest rates on the date of issuance. Given the proximity of the issuance of the convertible note payable to December 31, 2019, the fair value of the convertible note payable was determined to approximate carrying value as of December 31, 2019. The fair value of the convertible note is $3,264 versus a carrying value of $3,325 as of December 31, 2020. The difference between the carrying value and the fair value of the Paycheck Protection Program (PPP) loan of $1,749 as of December 31, 2020 is immaterial. The Promissory Note with a carrying value of $2,990 was issued on December 2, 2020 and was entered into at prevailing interest rates on the date of issuance. Given the proximity of the issuance of the Promissory Note payable to December 31, 2020, the fair value of the Promissory Note was determined to approximate carrying value as of December 31, 2020.
Note 6 — Accounts Receivable, Net
Accounts receivable consist of the following as of December 31, 2020 and 2019:
	2020	2019
Contracts in transit	$3,321	$2,645
Trade	240	202
Finance commission	132	87
Other	506	349
Total	4,199	3,283
Allowance for doubtful accounts	(67)	(27)
Total Accounts Receivable, net	$4,132	$3,256
Contracts in transit are typically collected within fifteen days. Other amounts due are from third parties as a result of vehicle sales and parts sold or services provided. Receivables also include commissions on aftermarket products. Receivables from the sale of vehicles are secured by the related vehicles. Receivables arising from the sale of parts and service are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date.
The carrying amount of receivables is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance monthly, and, based on historical bad debt experience and management’s evaluation of customer creditworthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 7 — Inventory and Floor Plan Notes Payable
Inventory consists of the following as of December 31, 2020 and 2019:
	2020	2019
Used vehicles	$11,202	$7,592
Parts	—	33
Total	$11,202	$7,625
As of December 31, 2020, the Company has a $12,000 revolving floor plan facility with Automotive Finance Corporation (“AFC”) to finance the acquisition of used vehicle inventory. Borrowings under this facility accrue interest at a variable rate based on the most recent prime rate plus 2.00% per annum. The weighted average interest rate on the floor plan notes payable was 5.25% and 6.75% as of December 31, 2020 and 2019, respectively.
Floor plan notes payable are generally due upon the sale of the related used vehicle inventory.
Note 8 — Property and Equipment, Net
Property and equipment consist of the following as of December 31, 2020 and 2019:
	2020	2019
Capital lease asset building	$1,305	$—
Leasehold improvements	702	688
Furniture, fixtures, and equipment	760	715
Corporate vehicles	143	104
Total property and equipment	2,910	1,507
Less: accumulated depreciation	(1,042)	(876)
Property and Equipment, net	$1,868	$631
Depreciation expense for property and equipment was approximately $195, $260 and $253 for the years ended December 31, 2020, 2019 and 2018, respectively. On December 23, 2020, the Company entered into a capital lease for a new hub location building. Amortization of the capital lease asset for the year ended December 31, 2020 was $0 and is included in depreciation expense in the consolidated statements of operations.
Note 9 — Lease Vehicles, Net
Lease vehicles, net consists of the following as of December 31, 2020 and 2019:
	2020	2019
Vehicles	$629	$1,083
Less: accumulated depreciation	(456)	(639)
Total Lease Vehicles, net	$173	$444
Depreciation expense for lease vehicles, net was approximately $146, $244 and $85 for the years ended December 31, 2020, 2019 and 2018, respectively. Lease vehicles are leased to end customers under various noncancelable operating leases with terms ranging up to five years and payments varying from $323 to $780 (actual) per month.
When a customer requests a vehicle lease, the Company may enter into a lease with its customer for a vehicle owned by the Company. Income received for leases of owned vehicles under noncancelable operating leases is recorded in Lease income, net in the consolidated statements of operations.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following table summarizes minimum rental payments due to the Company on leases of owned vehicles under noncancelable operating leases having initial or remaining noncancelable terms in excess of one year as of December 31, 2020:
Year	Minimum Rental Receipts Under Operating Leases
2021	$37
2022	24
2023	2
Total	$63
Note 10 — Other Assets
Other Assets consists of the following as of December 31, 2020 and 2019:
	2020	2019
Other Current Assets:
Lease receivable, net	$36	$13
Deferred acquisition costs	72	32
Prepaid expenses	679	189
Stock issuance costs	5,892	—
Total Other Current Assets	$6,679	$234
Other Assets:
Lease receivable, net	$16	$38
Deferred acquisition costs	48	50
Security deposits	235	255
Total Other Assets	$299	$343
Stock issuance costs consist of legal, accounting, underwriting fees and other costs that are directly related to the Acamar Partners Acquisition Corp. Merger. Stock issuance costs amounting to approximately $5,892 as of December 31, 2020 will be charged to shareholder’s equity upon completion of the merger. See Note 23 — Subsequent Events for additional information on the merger.
The following table summarizes deferred acquisition costs that the Company has deferred and is amortizing over the effective term of the related contracts as of December 31, 2020 and 2019:
	2020	2019
Beginning	$82	$22
Written	173	93
Amortized	(135)	(33)
Ending	120	82
Less: current portion	72	32
Non-current	48	50
Total Deferred Acquisition Costs	$120	$82
Note 11 — Long-term Debt
Long-term debt, including capital lease obligations, consists of the following as of December 31, 2020 and 2019:

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
	2020	2019
Term note payable	$—	$9
Capital lease obligation	1,305	—
Promissory note	2,990
Convertible notes payable, net	3,325	2,816
Paycheck Protection Program loan	1,749
	9,369	2,825
Current portion of long-term debt	(6,370)	(2,825)
Long-term Debt	$2,999	$—
Term Note Payable
The Company had a note payable to a financial institution due in monthly installments of approximately $1, including interest of 16.01% through December 2020. The note is secured by real property. The balance as of December 31, 2020 and 2019 was $0 and $9, respectively.
Capital Lease Obligation
The Company entered into a 10-year and three-month lease for a new hub location building that commenced on December 23, 2020 and is set to expire on March 23, 2031. As lessee, CarLotz is obligated to pay the lessor total future minimum lease payments of $1,971. This capital lease does not carry an explicit interest rate but is subject to an annual rent escalation of 2.0% throughout the lease term. At the end of the lease term, CarLotz has three 5-year renewal options with the same terms of 2.0% annual rent escalations.
Promissory Note
On December 2, 2020, the Company entered into a promissory note with AFC. Under this promissory note, the Company borrowed a principal sum of $3,000 which was recorded net of issuance costs of $10. The promissory note is due and payable upon the earlier to occur of (i) an Event of Default, as defined below and in the promissory note, (ii) the Merger Closing Date, as defined below and in the merger agreement, dated as of October 21, 2020 (as amended), between Acamar Partners Acquisition Corp and the Company (See Note 23 — Subsequent Events for additional details) , and (iii) two years from the date of the note, December 2, 2022. Interest on the promissory note accrues at a fixed rate equal to 6% per annum and totaled $15 from December 2, 2020 to December 31, 2020.
An Event of Default is defined as either a) the Payor defaults in the payment of any amount owing under the note or other payment obligation to Payee when due (whether at stated maturity, by acceleration, upon optional or mandatory prepayment, or otherwise) or b) the Payor i) is dissolved; ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; iii) institutes or has instituted against it a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or y) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution of presentation thereof; iv) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); or v) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets.
The Closing is defined in the merger agreement as the date which is second Business Day after the date on which all conditions set forth in Article VII (of the merger agreement) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The Merger Closing Date is defined as the date on which the Closing actually occurs.
Convertible Notes Payable
On December 20, 2019, the Company entered into a note purchase agreement (“NPA”) with AFC. AFC’s parent company is also a common equity holder of the Company. Under this agreement, AFC agreed to purchase up to $5,000 in notes, with the initial tranche equal to $3,000 and up to two additional tranches of at least $1,000 on or prior to September 20, 2021. For each note of $1,000 or portion thereof that AFC purchases, AFC receives stock warrants constituting 0.20% of the Company’s fully-diluted common stock.
In December 2019, AFC purchased the initial tranche of $3,000, which were recorded as a convertible notes payable net of issuance costs totaling approximately $112 and net of the fair value of stock warrants issued of $72.
On April 8, 2020, the Company entered into an Amendment to the NPA to allow for up to four additional tranches of $500 each, instead of two additional tranches of at least $1,000 each, as stated in the NPA. As a result, the Company issued a second tranche of convertible notes of $500 in the second quarter of 2020.
The note accrues interest at 6.00% on a 365-day basis and the outstanding interest payable as of December 31, 2020 and 2019 is approximately $212 and $6, respectively.
AFC has the right to convert this note into a variable number of shares of the Company’s common stock at any time. The note is due on demand and is reflected as Long-term debt, current on the accompanying consolidated balance sheets. Since the note has a conversion price that was not in the money at the date of issuance, there was no beneficial conversion feature recorded. On the date of issuance, the Company also assessed the conversion feature for possible derivative treatment (under ASC 815 Derivatives and Hedging) and determined the conversion feature did not meet the definition of a derivative because the embedded conversion option requires physical settlement and the underlying shares to be delivered upon conversion are not readily convertible to cash.
The fair value of the stock warrants has been estimated using the Black-Scholes pricing model with the following weighted average assumptions:
Maturity	4 years
Risk-free interest rate	0.27%
Volatility	85.00%
Dividend yield	0.00%
Weighted average fair value per common share	1.89
The exercise price of the stock warrants is $0.01 per share (actual). The stock warrants are only exercisable upon a sale or change of control. No stock warrants were exercised during the year.
The stock warrants met the definition of a derivative in accordance with ASC 815 and were classified as a liability because they permit a cash exercise which is considered a contractual net settlement provision. The fair value of the stock warrants has been included in Other liabilities in the consolidated balance sheets. Changes in the fair value of the stock warrants liability were recognized as a component of Other income (expense), net in the consolidated statements of operations.
The following is an analysis of stock warrants to purchase shares of the Company’s common stock issued and outstanding as of December 31, 2020 and 2019:

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
	2020	2019
Stock warrants outstanding, January 1	68,581	23,460
Stock warrants issued with convertible notes payable	7,676	45,121
Stock warrants cancelled	—	—
Stock warrants exercised	—	—
Stock warrants outstanding, December 31	76,257	68,581
Paycheck Protection Program Loan
In April 2020, the Company received a PPP loan, a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses, totaling approximately $1,749. The full amount of the PPP loan was repaid in connection with the closing of the merger with Acamar Partners Acquisition Corp (“Acamar”).
Subsequent to year end December 31, 2020, and as a result of the Acamar Partners Acquisition Corp. Merger, CarLotz settled its debt obligations, excluding the floor plan facility and capital lease obligation. See Note 23 — Subsequent Events for additional details about the merger with Acamar.
Note 12 — Accrued Expenses
Accrued expenses consist of the following as of December 31, 2020 and 2019:
	2020	2019
License and title fees	$785	$399
Payroll and bonuses	837	388
Deferred rent	199	300
Other accrued expenses	1,742	489
Total Accrued Expenses	$3,563	$1,576
The Company had accrued transaction expenses of $6,052 as of December 31, 2020, including legal, accounting, underwriting fees and other costs that are directly related to the Acamar Partners Acquisition Corp. Merger. See Note 23 — Subsequent Events for additional information on the merger.
Note 13 — Orange Grove Promissory Notes
During 2018, Orange Grove issued a promissory note of approximately $515 to the former holder of the 80% membership interest in Orange Grove, with an interest rate of 8.00%, as part of the consideration for the redemption of such membership interest (See Note 1 — Description of Business). As of December 31, 2018, the promissory note balance was $418. The balance was paid in full during the year ended December 31, 2019. Interest expense for the years ended December 31, 2019 and 2018 was $19 and $11, respectively.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 14 — Other Liabilities
Other Liabilities consists of the following as of December 31, 2020 and 2019:
	2020	2019
Other Liabilities, Current
Unearned insurance premiums	$257	$434
Other Liabilities
Unearned insurance premiums	1,680	719
Other long-term liabilities	135	97
Stock warrants liability	144	115
Other Liabilities, Long-term	$1,959	$931
Note 15 — Lease Commitments
The Company leases its operating facilities from various third parties under noncancelable operating leases. The leases require various monthly rental payments ranging from approximately $3 to $50 with various ending dates through March 2031. The leases are triple net, whereby the Company is liable for taxes, insurance and repairs. Rent expense for all operating facility leases was approximately $1,720, $2,000 and $1,000 for the years ended December 31, 2020, 2019, and 2018, respectively. Most of these leases have escalating rent payments which are expensed on a straight-line basis and are included in deferred rent, within accrued expenses on the accompanying consolidated balance sheets.
The following is a table of facility lease commitments due for the next five years, and thereafter as of December 31, 2020:
	Operating Leases	Capital Leases
2021	$2,303	$139
2022	2,372	183
2023	2,209	187
2024	1,216	190
2025	993	194
Thereafter	511	1,078
Total Minimum Lease Payments	$9,604	$1,971
Less: amount representing interest		(666)
Present value of minimum lease payments		1,305
Less: current obligation		(55)
Long-term obligations under capital lease		$1,250
The Company is obligated under capital leases for a hub location which expires in March 2031. The Company recorded the lease liability at the fair market value of the underlying asset of $1,305 in the consolidated balance sheets.
The Company also leases vehicles from unrelated third parties under noncancelable operating leases and leases these same vehicles to end customers with similar lease terms, with the exception of the interest rate. The leases require various monthly rental payments from the Company ranging from $291 to $1,770 (actual) with various ending dates through December 2023.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The following is a schedule of the approximate future minimum lease payments due to third parties and the related expected future receipts related to these lease vehicles as of December 31, 2020:
	Payments Due to Third Parties	Future Receipts
2021	$1,538	$1,862
2022	1,024	1,236
2023	596	711
2024	194	233
2025	2	3
Total	$3,354	$4,045
Note 16 — Related Party Transactions
During the normal course of business, Orange Grove may purchase used vehicles from CarLotz, Inc. as well as sell off-lease vehicles through CarLotz, Inc. These transactions were immaterial prior to the consolidation of Orange Grove, and the transactions were handled as any other third party with terms the same as other customers. Subsequent to the Company becoming sole member of Orange Grove on September 13, 2018, such sales have been eliminated in consolidation.
Prior to becoming the sole member of Orange Grove and as part of the arrangement with the previous majority owner, Orange Grove paid a management fee to CarLotz, Inc. and reimbursed CarLotz, Inc. for the salaries and expenses of the employees dedicated to the business of the fleet vehicle joint venture. For the year ended December 31, 2018, management fee income received from Orange Grove was approximately $127, and expense reimbursements totaled approximately $250. The management fee and expense reimbursement ceased when CarLotz, Inc. became the sole member of Orange Grove.
The Company incurs monthly management fees of $21 payable to the holders of Series A Preferred Stock, or approximately $250 per year, payable to the holder of Series A Preferred Stock, of which $331 and $250 is accrued as of December 31, 2020 and 2019, respectively. The management fee expenses are reflected as Management fee expense — related party on the accompanying consolidated statements of operations.
The Company has a payable to the holder of Series A Preferred Stock, totaling approximately $5,100 and $3,100 as of December 31, 2020 and 2019, respectively, which is included in Accrued expenses — related party on the accompanying consolidated balance sheets.
Subsequent to year end December 31, 2020, and as a result of the Acamar Partners Acquisition Corp. Merger, the monthly management fees incurred and payable amount due to the holder of Series A Preferred Stock were settled and the agreement was terminated. See Note 23 — Subsequent Events for additional detail.
Note 17 —  Commitments and Contingencies
The Company sells retail installment contracts to financial institutions without recourse. Some buyers of the contracts retain portions of the finance commissions as reserves against early payoffs. The Company is subject to chargebacks against such income in the event of a cancellation or early payoff.
The Company’s facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or the results of operations.
Note 18 — Redeemable Convertible Preferred Stock
The Amended and Restated Certificate of Incorporation of the Company provides for two classes of ownership: Common stock and Series A Preferred Stock. The holder of Series A Preferred Stock receives distribution priority in order of 1.5 times the sum of any unpaid returns and unreturned capital contributions. Preferred returns are calculated at an 8.00% annual rate. Unpaid cumulative distributions are approximately $4,800 and $2,900 as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Series A Preferred Stock has a liquidation preference of $37,114 and $34,300, respectively. Upon liquidation of the Company, proceeds in excess of the Series A Preferred Stock would be shared pro rata among all stockholders based on the number of shares. The unpaid cumulative distributions are included as accrued expenses — Related Party on the accompanying consolidated balance sheets.
The Company’s Series A Preferred Stock is classified as temporary equity. ASC 480 Distinguishing Liabilities from Equity, Accounting Series Release 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity, in temporary equity. The Series A Preferred Stock is redeemable for cash and other assets on the occurrence of a deemed liquidation event such as a change of control which is considered an event that is not solely within the control of the Company because the holders of the Series A Preferred Stock control the Company’s Board of Directors.
The Company’s September 2017 issuance and sale of Series A Preferred Stock is to be issued in four tranches on different dates. The first issuance of 1,220,851 preferred shares occurred in September 2017. The second tranche closing of 813,900 shares was contingent upon the achievement of certain performance conditions before December 31, 2020 (“Tranche Two Performance Date”) or the waiver of the performance conditions by the holders of the Series A Preferred Stock. The performance conditions are defined in the Series A Preferred Stock Purchase Agreement and are based on the achievement of operating metrics such as earnings before interest, taxes, depreciation, and amortization exceeding targets for existing stores, achievement of opening a minimum number of new stores and meeting financial targets for those new stores, corporate overhead goals, and commercial vehicle sales objectives. Upon the attainment or waiver of the performance conditions, the founding stockholders of the Company may cause the Company to issue and sell to the Series A Preferred Stockholders the shares contemplated in the second tranche closing. The Company classified the obligation for the future purchase of additional shares under the second closing as a liability on the Company’s consolidated balance sheets as the obligation met the definition of a freestanding financial instrument. This Series A Preferred Stock tranche liability was initially recorded at a fair value of $482 upon the date of issuance and was subsequently remeasured to fair value at each reporting date using Level 3 fair value inputs. Changes in the fair value of the Series A Preferred Stock tranche obligation were recognized as a component of other income (expense), net in the consolidated statements of operations until the tranche obligation was fulfilled and extinguished. The second tranche was funded in two separate closings in January 2019 for 305,188 shares and May 2019 for 508,712 shares.
The 2017 Series A Preferred Stock Purchase Agreement contains two additional funding dates such that, contingent upon the Tranche Two Performance Date, the stockholders of the Series A Preferred Stock have the right, but not the obligation, to purchase an additional 508,688 shares in each tranche at a price equal to the original issuance purchase price. The third and fourth tranche obligations were initially recorded at a fair value of $1,214 each and were subsequently remeasured to fair value at each reporting date with changes in the fair value of the Series A Preferred Stock tranche obligation recognized in other income (expense), net in the consolidated statements of operations.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Significant terms of the outstanding Series A Preferred Stock are as follows:
1)
Conversion — Each share of Series A Preferred Stock may be converted into shares of common stock based upon dividing the original issue price of the Series A Preferred Stock by the conversion price. Conversion is (a) at the option of the preferred stockholders and (b) mandatory upon the closing of an initial public offering of the Company’s common stock, meeting certain minimum requirements with respect to net cash proceeds, and upon the consent of a majority of the outstanding shares of Series A Preferred Stock. In accordance with ASC 480, the conversion feature was determined to be clearly and closely related to the host contract and was not bifurcated from the equity-like host instrument and accounted for separately. In addition, the conversion feature was not determined to be a beneficial conversion feature because there was zero intrinsic value to the conversion option at the commitment date.

2)
Dividends — The holders of Series A Preferred Stock are entitled to receive, in any fiscal year, cumulative dividends which accrue at the rate of 8.00% of the original issuance price, plus all accrued but unpaid dividends, compounded quarterly. As of December 31, 2020 and 2019, the aggregate cumulative preferred dividends were approximately $4,800 and $2,900, respectively, or an amount per outstanding share of Series A Preferred Stock of $2.34 and $1.41, respectively.

3)
Liquidation — In the event of any liquidation, dissolution or winding-up of the Company, either voluntarily or involuntarily, the holders of Series A Preferred Stock are entitled to receive from the remaining assets of the Company available for distribution, before any payment shall be made in respect of the common stock, an amount equal to 1.5 times the sum of the per share original issuance price of Series A Preferred Stock, plus any dividends thereon declared but unpaid. If the assets of the Company available for distribution are not sufficient to pay the full amount of distribution, plus any dividends thereon declared but unpaid, such assets will be distributed ratably in proportion to the respective amounts per share that each holder is entitled to receive.

4)
Redemption — Shares of Series A Preferred Stock are not subject to mandatory redemption.

5)
Voting Rights — Each share of Series A Preferred Stock has voting rights equal to the number of common shares into which it is convertible. Additionally, upon the initial funding of the Series A Preferred Stock, the holders of the Series A Preferred Stock were entitled to elect three members to the Company’s Board of Directors. Upon the funding of the second tranche of the Series A Preferred Stock, the Series A holders were entitled to elect a total of five directors to the Company’s Board of Directors.

6)
Other Rights — At any time from and after September 15, 2024, the holders of the Series A Preferred Stock may cause a Sale of the Company by means of an Initial Public Offering or a sale of all Series A Preferred Stock owned by the holders and an exercise of its drag-along rights, a controlled auction, or a negotiated sale to a third party. These rights are subject to right of first offer from the founding stockholders to purchase the Company in the event a sales process is initiated by the holders of the Series A Preferred Stock.

Note 19 — Stock-Based Compensation Plan
2011 Stock Option Plan
In March 2011, the Company adopted a stock incentive plan (the “2011 Stock Option Plan”) to promote the long-term growth and profitability of the Company. The 2011 Stock Option Plan does this by providing senior management and other employees with incentive to improve shareholder value and contribute to the growth and financial success of the Company by granting equity instruments to these stakeholders. In February 2012, the Company set aside 325,660 shares of common stock for the 2011 Stock Option Plan under an amended stock incentive plan.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
The Company estimates the fair value of stock options related to the 2011 Stock Option Plan using the Black-Scholes pricing model. The Black-Scholes option-pricing model requires the use of subjective inputs such as stock price volatility. Changes in the inputs can materially affect the fair value estimates and ultimately the amount of stock-based compensation expense that is recognized. The expected life input is based on the contractual term as per the agreements with employees, the risk-free interest rate input is based on U.S. Treasury instruments and the volatility input is calculated based on the implied volatility of publicly traded companies in a similar industry with adjustments for size, revenues, and business life cycle. The fair value of shares was estimated based on the Company’s per share price for common stock from the Company’s last financing round.
There were no grants related to the 2011 Stock Option Plan in the years ended December 31, 2020, 2019, or 2018 and no stock options were exercised during 2020, 2019, or 2018 related to the 2011 Stock Option Plan.
Share-based compensation expense for the years ended December 31, 2020, 2019, and 2018 totaled approximately $45, $113, and $151, respectively, and has been included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.
The following table summarizes the activity number of stock options outstanding and weighted average exercise price related to the shares set aside for the 2011 Stock Option Plan:
	Number of Stock Options	Weighted Averaged Exercise Price
Balance (January 1, 2018)	175,150	$5.99
Granted	—	—
Forfeited	(13,500)	5.56
Balance (December 31, 2018)	161,650	6.07
Granted	—	—
Forfeited	(7,500)	6.82
Balance (December 31, 2019)	154,150	6.03
Granted	—	—
Forfeited	—	—
Balance (December 31, 2020)	154,150	6.03
Vested (as of December 31, 2020)	146,613	$5.99
The following summarizes certain information about stock options vested and expected to vest as of December 31, 2020 related to the 2011 Stock Option Plan:
	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding	154,150	1.67 years	$6.03
Exercisable	146,613	1.67 years	$5.99
As of December 31, 2020, there was approximately $33 of total unrecognized compensation cost related to unvested stock based compensation arrangements, which is expected to be recognized over a weighted-average period of 0.36 years.
Aggregate intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the option exercise price and the estimated fair value of the Company’s common stock at the time such option exercises. This intrinsic value changes based on changes in the fair value of the Company’s underlying stock. There were no stock options exercised in the years ended December 31, 2020,

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
2019, or 2018. The aggregate intrinsic value for stock options outstanding and options exercisable as of December 31, 2020 is $0.
2017 Stock Option Plan
During the year ended December 31, 2017, the Company adopted a stock incentive plan (the “2017 Stock Option Plan”) to promote the long-term growth and profitability of the Company. The 2017 Stock Option Plan does this by providing senior management and other employees with incentive to improve shareholder value and contribute to the growth and financial success of the Company by granting various equity arrangements to these stakeholders. The Company set aside 601,875 shares of common stock for the 2017 Stock Option Plan.
The terms of the 2017 Stock Option Plan provide for vesting upon certain market and performance conditions, including achieving certain triggering events including specified levels of return on investment upon a sale of the Company. Because the 2017 Stock Option plan has a market-based vesting condition, an open-form valuation model was used to value the stock options. All stock options related to the 2017 Stock Option Plan have an exercise price of $9.82 per share. All stock options related to the 2017 Stock Option Plan expire 10 years after the grant date which ranges from March 2028 to October 2029.
The following summarizes the number of stock options outstanding and weighted average exercise price related to shares set aside for the 2017 Stock Option Plan:
	Number of Stock Options	Weighted Averaged Exercise Price
Balance (January 1, 2018)	—	—
Granted	261,552	$9.82
Forfeited	(6,500)	9.82
Balance (December 31, 2018)	255,052	9.82
Granted	154,000	9.82
Forfeited	(129,876)	9.82
Balance (December 31, 2019)	279,176	$9.82
Granted	109,500	$9.82
Forfeited	—	$9.82
Balance (December 31, 2019)	388,676	$9.82
The weighted average grant date fair value of options granted during the year ended December 31, 2020, was $0.61.
As of December 31, 2020, there was approximately $236 of total unrecognized compensation cost related to unvested stock options related to the 2017 Stock Option Plan. Management determined no compensation expense was required for the 2017 Stock Option Plan during the years ended December 31, 2020 and 2019 as no triggering events have occurred or were determined to be probable of occurring.
The weighted average inputs used for the 2017 Stock Option Plan were as follows as of December 31, 2020:
Expected volatility	81.00%
Expected dividend yield	—%
Expected term (in years)	5 years
Risk-free interest rate	0.37%

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 20 — Income Taxes
The Company’s income tax expense consisted of the following for the years ended December 31, 2020, 2019 and 2018:
	2020	2019	2018
Current Income Tax Expense:
Federal	$—	$—	$—
State and local	10	11	3
Total Current Income Tax Expense	10	11	3
Deferred Income Tax Expense:
Federal	—	—	—
State and local	—	—	—
Total Income Tax Expense	$10	$11	$3
Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. The significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows:
	2020	2019
Deferred Tax Assets:
Net operating losses	$7,042	$5,881
Accrued expenses	109
Unearned premiums	466
Contract expense	332	262
Intangible assets	204
Other	406	809
Total deferred tax assets	8,559	6,952
Less: valuation allowance	(8,559)	(6,910)
Net Deferred Tax Assets	—	42
Deferred Tax Liabilities
Fixed assets	—	(42)
Total deferred tax liabilities	—	(42)
Net Deferred Tax Liabilities	—	(42)
Net Deferred Tax Assets/Liabilities	$—	$—
A valuation allowance has been established for all deferred tax assets because the Company has incurred cumulative losses in recent years and the Company has not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if the Company determines it is more likely than not that the deferred tax assets will be realized, the valuation allowance may be reduced and an income

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
tax benefit recorded. The following table presents the change in the deferred tax asset valuation allowance for the years ended December 31, 2020, 2019 and 2018:
	2020	2019	2018
January 1,	$6,910	$3,986	$2,008
Additions – Charged	1,649	2,924	1,731
Deductions – Charged	—	—	—
Other	—	—	247
December 31,	$8,559	$6,910	$3,986
As of December 31, 2020, the Company has Federal net operating loss carryforwards of approximately $29,200, of which $6,400 will expire at various dates from 2031 — 2038 and $22,800 will carryforward indefinitely but can only be used up to 80.00% of taxable income. The Company has state net operating loss carryforwards of approximately $22,100, which will expire at various dates from 2031 — 2038.Certain tax attributes of the net operating loss carryforwards may be subject to an annual limitation as a result of a change of ownership in prior years as defined under Internal Revenue Code Section 382.
The differences between income tax benefit expected at the U.S. federal statutory income tax rates of 21.00% (for 2020 and 2019) and 35.00% (for 2018) and the reported income tax expense are summarized as follows:
	2020	2019	2018
Loss Before Income Tax Expense	$(6,542)	$(12,667)	$(6,557)
Income tax benefit at federal statutory rates	(1,372)	(2,660)	(1,377)
State and local income taxes	(79)	(471)	(238)
Investment remeasurement	—	—	(126)
Valuation allowances	1,649	2,924	1,731
Change in fair value of redeemable convertible preferred stock tranche obligation	(194)	293	57
Other	6	(75)	(44)
Total Income Tax Expense	$10	$11	$3
Effective Tax Rate	(0.15)%	(0.09)%	(0.05)%
Income tax returns are filed in the U.S., including multiple state jurisdictions, and are subject to examination by tax authorities in the jurisdictions where the Company operates. The Company has open tax years from 2018 to 2020. The Company has determined that it does not have any unrecognized tax benefits or obligations as of December 31, 2020 and 2019.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 21 — Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020, 2019 and 2018:
	2020	2019	2018
Numerator:
Net loss	$(6,552)	$(12,678)	$(6,560)
Redeemable Convertible Preferred Stock dividends (undeclared and cumulative)	(1,884)	(1,579)	(1,014)
Net loss attributable to common stockholders	(8,436)	(14,257)	(7,574)
Denominator:
Weighted average shares outstanding, basic and diluted	3,716,526	3,716,526	3,716,526
Net loss per share attributable to common stockholders, basic and diluted	$(2.27)	$(3.84)	$(2.04)
The following table summarizes the outstanding potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders because the impact of including them would have been antidilutive for the years ended December 31, 2020, 2019, and 2018:
	2020	2019	2018
Redeemable Convertible Preferred Stock outstanding	2,034,751	2,034,751	1,220,851
Convertible notes payable	348,910	282,211	—
Stock warrants	76,257	68,581	23,460
Stock options outstanding to purchase shares of common stock	542,826	433,326	416,702
Total	3,002,744	2,818,869	1,661,013
Note 22 — Concentrations
The suppliers who accounted for 10% or more of the Company’s total purchases and its outstanding balance of accounts payable are presented as follows:
	Total purchases from vendor to total purchases for the year ended December 31,
Vendor	2020	2019	2018
Vendor A	33%	—%	—%
Vendor B	13%	12%	—%
	Accounts payable to the vendor as of December 31,
Vendor	2020	2019
Vendor A	$2,918	$—
Vendor B	$368	$257—
The Company believes there are other suppliers that could be substituted should the supplier become unavailable or non-competitive.
For the years ended December 31, 2020, 2019, and 2018, no retail or wholesale customers accounted for more than 10% of the Company’s revenue.

CarLotz, Inc. and Subsidiaries — Notes to Consolidated Financial Statements
(In thousands, except share data)
Note 22 — Subsequent Events
In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 15, 2021, the date the financial statements were available to be issued.
Acamar Partners Acquisition Corp. Merger
On October 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) among the Company, Acamar Partners Acquisition Corp. (“Acamar”), an entity listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol ACAM, Acamar Partners Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Acamar (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and Acamar pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock was converted into the right to receive newly issued shares of Acamar’s Class A common stock, as calculated pursuant to the terms of the Agreement.
The business combination was accounted for as a reverse capitalization with CarLotz as the continuing company, and was consummated on January 21, 2021, after the approval of Acamar Partners’ stockholders. Beginning January 22, 2021, new CarLotz’ shares began trading on the Nasdaq Global Market under the ticker symbol “LOTZ.” The business combination was funded with a combination of Acamar Partners’ $311 million cash-in-trust and $125 million of Private Investment in Public Equity proceeds.
As a result of the business combination, CarLotz received approximately $315 million of net cash in the business combination. Concurrently, CarLotz settled its debt obligations, excluding the floor plan facility and capital lease obligation. The Company extinguished the convertible notes with a principal balance of $3,500, the PPP loan with a principal balance of $1,749 and the promissory note with a principal balance of $3,000. The Company also settled its stock warrants liability, redeemable convertible preferred stock and redeemable convertible preferred stock tranche obligation with carrying values of $144, $17,560 and $2,832, respectively, as of December 31, 2020.
In addition, beginning March 10, 2021, the Company entered into a $30 million floor plan credit facility with Ally Financial. Concurrently, proceeds from the agreement were used to settle outstanding debt obligations on the preexisting floor plan facility with AFC. The interest rate is the prime rate plus 2.50% per annum, or 5.75% as of the date of the agreement.
Additional Hub Locations
Subsequent to the year ended December 31, 2020 and in accordance with the Company’s strategy to generate significant growth going forward, CarLotz expanded into two new locations with hub openings in Seattle, Washington and Orlando, Florida. The Seattle-area hub located in Lynnwood, Washington, is CarLotz’ first location on the west coast and ninth location overall. The Orlando-area hub is located in Merritt Island, Florida and is CarLotz’ second location in the state of Florida and tenth location overall. These two hub openings align with the Company’s strategic goals which include expanding into new geographic markets while innovating and expanding the Company’s technological leadership.
The Company signed a lease agreement for a new hub in Nashville, Tennessee in February 2021 that expires in July 2031 with the option of three 5 year renewal periods. The Company also signed a lease agreement for a new hub in Charlottesville, Virginia in March 2021 that expires in March 2026 with the option of two 5 year renewal periods.